Exhibit 99.1

The TJX Companies, Inc. Reports Above Plan Q3 FY24 Comp Store Sales Growth of 6%, Pretax Profit Margin of 12.0%, and Diluted Earnings Per Share of $1.03; Increases FY24 Comp Store Sales and Earnings Per Share Guidance

  Q3 FY24 overall comp store sales increased 6%, well above the Company’s plan, and were entirely driven by customer traffic
  Q3 FY24 comp store sales increased 7% at Marmaxx and increased 9% at HomeGoods; both comp store sales increases were entirely driven by customer traffic
  Q3 FY24 pretax profit margin was 12.0%, up 0.8 percentage points versus last year and above the Company’s plan
  Q3 FY24 diluted earnings per share were $1.03, above the Company’s expectations; diluted earnings per share were up 13% versus last year’s $.91, and up 20% versus last year’s adjusted diluted earnings per share of $.86
  Returned $1.0 billion to shareholders in Q3 FY24 through share repurchases and dividends
  Increases outlook for FY24 overall comp store sales and diluted earnings per share

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 15, 2023--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the third quarter ended October 28, 2023. Net sales for the third quarter of Fiscal 2024 were $13.3 billion, an increase of 9% versus the third quarter of Fiscal 2023. Overall comp store sales increased 6%. Net income for the third quarter of Fiscal 2024 was $1.2 billion and diluted earnings per share were $1.03, up 13% versus $.91 in the third quarter of Fiscal 2023. Third quarter Fiscal 2024 diluted earnings per share were up 20% versus last year’s third quarter adjusted diluted earnings per share of $.86, which excluded a $.05 tax benefit related to the divestiture of the Company’s minority investment in Familia. In the third quarter of Fiscal 2024, the Company closed its HomeGoods e-commerce business, which was not contemplated in the Company’s guidance and negatively impacted diluted earnings per share by approximately $.03. Third quarter Fiscal 2024 diluted earnings per share also included an unplanned benefit of approximately $.03 from the timing of certain expenses which the Company expects will reverse out in the fourth quarter of Fiscal 2024.

For the first nine months of Fiscal 2024, net sales were $37.8 billion, an increase of 7% versus the first nine months of Fiscal 2023. Overall comp store sales for the first nine months of Fiscal 2024 increased 5%. Net income for the first nine months of Fiscal 2024 was $3.1 billion. For the first nine months of Fiscal 2024, diluted earnings per share were $2.65, up 27% versus $2.08 in the first nine months of Fiscal 2023. For the first nine months of Fiscal 2024, diluted earnings per share were up 19% versus adjusted diluted earnings per share of $2.22 in the first nine months of Fiscal 2023, which excluded a $.14 net-of-tax charge related to a write-down and the divestiture of the Company’s minority investment in Familia.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our third quarter performance and strong execution of our teams as our comp store sales, pretax profit margin, and earnings per share all exceeded our expectations. I am particularly pleased with the results at our Marmaxx and HomeGoods divisions, which delivered terrific comp sales increases entirely driven by customer traffic. Customer traffic was up across all divisions, our overall apparel sales remained very strong, and home sales were outstanding and accelerated sequentially versus the second quarter. Across our geographies and wide customer demographic, our values and exciting, treasure-hunt shopping experience continued to resonate with consumers. With our above-plan results in the third quarter, we are raising our full year guidance for comp store sales and earnings per share. The fourth quarter is off to a strong start, and we are pursuing the plentiful deals we are seeing for great brands and great fashions in the marketplace. We are strongly positioned as a shopping destination for gifts this holiday selling season and are convinced that our values and fresh shipments to our stores and online throughout the season will be a major draw again this year. Going forward, we continue to see excellent opportunities to grow sales and customer traffic, capture market share, and drive the profitability of our Company.”

Comparable Store Sales (FY2024 and FY2023) and Open-Only Comparable Store Sales (FY2022)

The Company’s comparable store sales by division in the third quarter of Fiscal 2024 and Fiscal 2023, and open-only comparable store sales by division in the third quarter of Fiscal 2022 were as follows:

	Third Quarter FY2024 Comparable Store Sales[1]	Third Quarter FY2023 U.S. Comparable Store Sales[1]	Third Quarter FY2022 Open-Only Comparable Store Sales[1,2]

Marmaxx (U.S.)[3]	+7%	+3%	+11%
HomeGoods (U.S.)[4]	+9%	-16%	+34%
TJX Canada	+3%	N.A.	+8%
TJX International (Europe & Australia)	+1%	N.A.	+10%

TJX	+6%	N.A.	+14%

[1]Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, sierra.com, tkmaxx.com, tkmaxx.de, and tkmaxx.at). See Comparable Store Sales, below, for further detail on these measures. [2]This measure reports the sales increase or decrease of stores classified as comp stores at the beginning of Fiscal 2021 for the days they were open in the third quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. [3]Combination of Marmaxx (T.J. Maxx and Marshalls) stores and Sierra stores. [4]Combination of HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division in the third quarter of Fiscal 2024 and Fiscal 2023 were as follows:

	Third Quarter Net Sales ($ in millions)[1,2]		Third Quarter FY2024 Reported Sales Growth	Third Quarter FY2024 Sales Growth on a Constant Currency Basis[3]
	FY2024	FY2023

Marmaxx (U.S.)[4]	$8,107	$7,455	+9%	N.A.
HomeGoods (U.S.)[5]	$2,208	$1,948	+13%	N.A.
TJX Canada	$1,317	$1,285	+2%	+5%
TJX International (Europe & Australia)[6]	$1,633	$1,479	+10%	+3%

TJX	$13,265	$12,167	+9%	+8%

[1]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [2]Figures may not foot due to rounding. [3]Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. [4]Combination of T.J. Maxx and Marshalls stores and tjmaxx.com and marshalls.com, as well as Sierra stores and sierra.com. [5]Combination of HomeGoods and Homesense stores, and homegoods.com (which closed online shopping during the third quarter of FY2024). [6]Combination of T.K. Maxx and Homesense stores, as well as tkmaxx.com, tkmaxx.de, and tkmaxx.at.

Margins

For the third quarter of Fiscal 2024, the Company’s pretax profit margin was 12.0%, above the Company’s plan and 0.8 percentage points above last year’s third quarter pretax profit margin of 11.2%. The Company’s pretax profit margin was above its plan primarily due to expense leverage on the Company’s above-plan sales and an approximately 0.4 percentage point benefit from the timing of certain expenses. The Company expects this unplanned benefit from the timing of expenses will reverse out in the fourth quarter of Fiscal 2024. The closing of HomeGoods’ e-commerce business was not contemplated in the Company’s guidance and had an approximately 0.3 percentage point negative impact to third quarter Fiscal 2024 pretax profit margin.

Gross profit margin for the third quarter of Fiscal 2024 was 31.1%, a 2.0 percentage point increase versus the third quarter of Fiscal 2023. This increase was driven by a higher merchandise margin due to a significant benefit from lower freight costs as well as expense leverage on the Company’s above-plan sales.

Selling, general and administrative (SG&A) costs as a percent of sales for the third quarter of Fiscal 2024 were 19.4%, a 1.4 percentage point increase versus the third quarter of Fiscal 2023. This increase was primarily due to incremental store wage and payroll costs, higher incentive compensation accruals, and approximately 0.3 percentage points of costs from closing HomeGoods’ e-commerce business.

Net interest income benefitted third quarter Fiscal 2024 pretax profit margin by 0.3 percentage points versus the prior year.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the third quarter of Fiscal 2024 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 positive impact on third quarter Fiscal 2024 diluted earnings per share.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the first nine months of Fiscal 2024 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on the first nine months of Fiscal 2024 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales, pretax earnings, and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of October 28, 2023 were $8.3 billion, compared to $8.3 billion at the end of third quarter Fiscal 2023. Consolidated inventories on a per-store basis as of October 28, 2023, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were flat on both a reported and constant currency basis. Constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described above. The Company is in a great position to take advantage of an outstanding marketplace that is loaded with quality, branded goods and deliver an ever-changing assortment of exciting gifts to its stores and online throughout this holiday season.

Cash and Shareholder Distributions

For the third quarter of Fiscal 2024, the Company generated $1.2 billion of operating cash flow and ended the quarter with $4.3 billion of cash.

During the third quarter of Fiscal 2024, the Company returned $1.0 billion to shareholders. The Company repurchased a total of $650 million of TJX stock, retiring 7.2 million shares, and paid $380 million in shareholder dividends during the quarter. During the first nine months of Fiscal 2024, the Company returned a total of $2.8 billion to shareholders, which includes repurchasing a total of $1.7 billion of TJX stock, retiring 20.4 million shares, and paying $1.1 billion in shareholder dividends.

The Company now expects to repurchase approximately $2.25 to $2.5 billion of TJX stock during the fiscal year ending February 3, 2024. The Company may adjust this amount up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Pension Payout Offer

In the second quarter of Fiscal 2024, the Company offered eligible, former TJX Associates who had not yet commenced their pension benefit an opportunity to receive a voluntary lump sum payment of their vested pension plan benefit. At the end of the offer period, the payout amount, based on participation rate, did not meet the threshold to record a non-cash settlement charge. Therefore, the Company does not have measures excluding that charge to provide in the third quarter of Fiscal 2024, as it had previously expected.

Fourth Quarter and Full Year Fiscal 2024 Outlook

For the fourth quarter of Fiscal 2024, the Company continues to expect overall comparable store sales to be up 3% to 4%. The Company now expects pretax profit margin to be in the range of 10.4% to 10.6% and diluted earnings per share to be in the range of $1.07 to $1.10. The Company’s fourth quarter Fiscal 2024 outlook includes an expected pretax profit margin benefit of approximately 0.4 percentage points and a diluted earnings per share benefit of approximately $.10 due to the extra week in the Company’s fourth quarter Fiscal 2024 calendar. Excluding these expected benefits, the Company is now expecting fourth quarter Fiscal 2024 adjusted pretax profit margin to be in the range of 10.0% to 10.2% and adjusted diluted earnings per share to be in the range of $.97 to $1.00. The Company’s fourth quarter Fiscal 2024 outlook now includes a negative 0.4 percentage point impact to adjusted pretax profit margin and a negative $.03 impact to diluted earnings per share from the expected reversal of the third quarter Fiscal 2024 benefit from the timing of expenses.

For the fiscal year ending February 3, 2024, the Company is now expecting overall comparable store sales to be up 4% to 5%. For the 53-week fiscal year ending February 3, 2024, the Company expects pretax profit margin to be approximately 10.8% and is increasing its outlook for diluted earnings per share to be in the range of $3.71 to $3.74. The Company’s full-year guidance includes an expected pretax profit margin benefit of approximately 0.1 percentage point and a diluted earnings per share benefit of approximately $.10 due to the 53rd week in the Company’s Fiscal 2024 calendar. Excluding these expected benefits, the Company expects full-year Fiscal 2024 adjusted pretax profit margin to be approximately 10.7% and now expects adjusted diluted earnings per share to be in the range of $3.61 to $3.64.

Stores by Concept

During the third quarter ended October 28, 2023, the Company increased its store count by 50 stores to a total of 4,934 stores and increased square footage by 1% versus the prior quarter.

	Store Locations[1]		Gross Square Feet[2]
	Third Quarter FY2024		Third Quarter FY2024
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,305	1,317	35.4	35.6
Marshalls	1,190	1,196	33.6	33.7
HomeGoods	907	914	21.1	21.3
Sierra	83	90	1.7	1.8
Homesense	49	54	1.3	1.4
In Canada:
Winners	299	302	8.1	8.2
HomeSense	154	157	3.6	3.7
Marshalls	106	106	2.8	2.8
In Europe:
T.K. Maxx	636	641	17.7	17.8
Homesense	79	79	1.5	1.5
In Australia:
T.K. Maxx	76	78	1.6	1.7

TJX	4,884	4,934	128.4	129.5
[1]Store counts above include both banners within a combo or a superstore. [2]Square feet figures may not foot due to rounding.

Comparable Store Sales

For Fiscal 2023 and 2024, the Company returned to its historical definition of comparable store sales. However, while stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, in Fiscal 2023, the Company could not measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consisted of U.S. stores only, which, for clarity, the Company referred to as U.S. comparable store sales and were calculated against sales for the comparable periods in Fiscal 2022. For Fiscal 2022, due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company reported open-only comparable store sales. This measure reported the sales increase or decrease of stores initially classified as comp stores at the beginning of Fiscal 2021 for the days they were open in Fiscal 2022 against sales of those stores for the same days in Fiscal 2020. Comparable store sales for a category such as home or apparel include sales from merchandise within such category combined across all divisions at the stores that fall within the Company’s definition of comparable stores for such period.

Global Corporate Responsibility Report

The Company issued its 2023 Global Corporate Responsibility Report during the third quarter of Fiscal 2024. The report, covering the Company’s programs and progress within the Company’s four reporting areas of workplace, communities, environmental sustainability, and responsible business, is available on TJX.com.

As part of the Company’s voluntary corporate responsibility disclosure, the report also includes greenhouse gas (GHG) emissions and other corporate responsibility-related data tables, as well as an index for select metrics from the Sustainability Accounting Standards Board (SASB) and the United Nations Sustainable Development Goals (UN SDGs).

TJX has been reporting on its corporate responsibility efforts since 2011 and through this work, strives to make a meaningful impact on the world, reflecting its core values of honesty, integrity, and treating each other with dignity and respect. To learn more about the Company’s efforts, please visit TJX.com/responsibility.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of October 28, 2023, the end of the Company’s third quarter, the Company operated a total of 4,934 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and six e-commerce sites. These include 1,317 T.J. Maxx, 1,196 Marshalls, 914 HomeGoods, 90 Sierra, and 54 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com, in the United States; 302 Winners, 157 HomeSense, and 106 Marshalls stores in Canada; 641 T.K. Maxx and 79 Homesense stores, as well as tkmaxx.com, tkmaxx.de, and tkmaxx.at in Europe; and 78 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Third Quarter Fiscal 2024 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s third quarter Fiscal 2024 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, November 21, 2023, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Non-GAAP financial measures refer to financial information adjusted to exclude or include, as applicable, from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP), items identified in this press release. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis, inventory on a constant currency basis, adjusted pretax profit margin, and adjusted diluted earnings per share. The Company believes that the presentation of adjusted financial measures is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, fourth quarter and Fiscal 2024 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; COVID-19 or other public health and public safety issues that affect our operations and consumers; merchandise sourcing and transport; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions in the remainder of the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K filed with the SEC. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. The forward-looking statements in this release speak only as of the date of this release, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022

Net sales	$13,265	$12,167	$37,806	$35,416

Cost of sales, including buying and occupancy costs	9,139	8,624	26,423	25,418
Selling, general and administrative expenses	2,578	2,185	7,375	6,454
Impairment on equity investment	—	—	—	218
Interest (income) expense, net	(41)	(1)	(116)	29

Income before income taxes	1,589	1,359	4,124	3,297
Provision for income taxes	398	296	1,053	837

Net income	$1,191	$1,063	$3,071	$2,460

Diluted earnings per share	$1.03	$0.91	$2.65	$2.08

Cash dividends declared per share	$0.3325	$0.295	$0.9975	$0.885

Weighted average common shares – diluted	1,158	1,172	1,161	1,180

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 28, 2023	October 29, 2022

Assets:
Current assets:
Cash and cash equivalents	$4,290	$3,365
Accounts receivable and other current assets	1,231	1,295
Merchandise inventories	8,285	8,329

Total current assets	13,806	12,989

Net property at cost	6,262	5,573

Operating lease right of use assets	9,289	8,986
Goodwill	94	95
Other assets	900	785

Total assets	$30,351	$28,428

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$5,425	$4,993
Accrued expenses and other current liabilities	4,533	4,167
Current portion of operating lease liabilities	1,682	1,574
Current portion of long-term debt	—	500

Total current liabilities	11,640	11,234

Other long-term liabilities	908	906
Non-current deferred income taxes, net	133	74
Long-term operating lease liabilities	7,976	7,691
Long-term debt	2,861	2,858

Shareholders’ equity	6,833	5,665

Total liabilities and shareholders' equity	$30,351	$28,428

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022
Cash flows from operating activities:
Net income	$3,071	$2,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	712	656
Impairment on equity investment	—	218
Deferred income tax provision	13	35
Share-based compensation	114	95
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(19)	(141)
(Increase) in merchandise inventories	(2,528)	(2,545)
(Increase) in income taxes recoverable	(17)	(28)
Increase in accounts payable	1,666	647
Increase (decrease) in accrued expenses and other liabilities	156	(340)
Increase in net operating lease liabilities	75	2
Other, net	14	0
Net cash provided by operating activities	3,257	1,059

Cash flows from investing activities:
Property additions	(1,280)	(1,100)
Purchase of investments	(22)	(26)
Sales and maturities of investments	21	16
Net cash (used in) investing activities	(1,281)	(1,110)

Cash flows from financing activities:
Repayment of debt	(500)	—
Payments for repurchase of common stock	(1,687)	(1,800)
Cash dividends paid	(1,105)	(998)
Proceeds from issuance of common stock	203	115
Other	(29)	(32)
Net cash (used in) financing activities	(3,118)	(2,715)

Effect of exchange rate changes on cash	(45)	(96)

Net (decrease) in cash and cash equivalents	(1,187)	(2,862)
Cash and cash equivalents at beginning of year	5,477	6,227

Cash and cash equivalents at end of period	$4,290	$3,365

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales:
In the United States:
Marmaxx	$8,107	$7,455	$23,376	$21,562
HomeGoods	2,208	1,948	6,185	5,840
TJX Canada	1,317	1,285	3,578	3,615
TJX International	1,633	1,479	4,667	4,399
Total net sales	$13,265	$12,167	$37,806	$35,416
Segment profit:
In the United States:
Marmaxx	$1,134	$1,003	$3,246	$2,840
HomeGoods	228	172	547	344
TJX Canada	223	204	532	528
TJX International	88	98	158	216
Total segment profit	1,673	1,477	4,483	3,928
General corporate expense	125	119	475	384
Impairment on equity investment	—	—	—	218
Interest (income) expense, net	(41)	(1)	(116)	29
Income before income taxes	$1,589	$1,359	$4,124	$3,297

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended October 28, 2023, the Company returned $1.0 billion to shareholders, repurchasing and retiring 7.2 million shares of its common stock at a cost of $650 million on a "trade date" basis and paying $380 million in shareholder dividends. During the nine months ended October 28, 2023, the Company returned $2.8 billion to shareholders, repurchasing and retiring 20.4 million shares of its common stock at a cost of $1.7 billion on a "trade date" basis and paying $1.1 billion in shareholder dividends. In February 2023, the Company announced that the Board of Directors had approved a new stock repurchase program that authorized the repurchase of up to an additional $2.0 billion of TJX common stock from time to time. Under this program, TJX had approximately $1.8 billion available for repurchase as of October 28, 2023. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  During Fiscal 2023, the Company announced and completed the divestiture of its minority investment in Familia. As a result, the Company recorded an impairment charge of $218 million in the first quarter of Fiscal 2023 representing the entire carrying value of the investment. Subsequently, in the third quarter when the Company completed the divestiture of this investment, the Company realized a $54 million tax benefit, or $0.05 positive impact to diluted earnings per share. For the first nine months of Fiscal 2023, the combination of these resulted in a $0.14 negative impact to diluted earnings per share.

Contacts

Debra McConnell
Global Communications
(508) 390-2323